UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  June 1, 2020
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

2020-2021 Catastrophe Excess of Loss Reinsurance Program

General. FedNat Holding Company (the “Company”) has agreed to the terms of its excess of loss catastrophe reinsurance program for 2020-2021 (the “Program”), which covers the Company and its wholly-owned insurance subsidiaries, FedNat Insurance Company (“FNIC”), Maison Insurance Company (“MIC”) and Monarch National Insurance Company (“MNIC”). FNIC, MIC, and MNIC are collectively referred to herein as the “carriers”. The Program provides up to approximately $1.3 billion of single-event reinsurance coverage in excess of up to a $31 million retention for catastrophic losses, including hurricanes, and aggregate coverage up to $1.9 billion, at an approximate total cost of $261.6 million, subject to adjustments based on actual exposure or premium of policies at different points in time in the coming months. The Company will retain 100% of the first $25 million retention plus up to an additional $6 million in retention by retaining an approximate 8.6% co-participation of the next $70 million of limit after the first $25 million. More specifically, the Program includes up to approximately $1.3 billion in aggregate private reinsurance for coverage in all states in which the Company operates, of which up to approximately $650 million is limited to any one event, plus an additional $650 million of reinsurance provided by the Florida Hurricane Catastrophe Fund (“FHCF”), that responds on both a per occurrence and in the aggregate basis, and which coverage is exclusive to the state of Florida. In terms of the ceded earned premium to gross earned premium ratio, the Program is expected to result in ceded premium of 36.0% across the full treaty period, an increase of 3.0 points from 33.0% for the carriers’ 2019-2020 reinsurance programs. The ceded premium ratio is expected to decline over the course of the treaty year, due to anticipated growth in our gross earned premium, primarily from rate increases.

Reflecting the carriers’ underwriting and exposure management, the Company is continuing to actively manage for an overall decrease in policy count and total insured value within Florida, with premiums written remaining fairly level over the past twelve months due to recent rate increases. In addition, FNIC has received formal approval and will be instituting an upcoming statewide homeowners rate increase in Florida of 7.4% to be effective June 15, 2020 on both new and renewal business and has received formal approval for an upcoming statewide dwelling fire rate increase of 14.9% in Florida to be effective July 15, 2020 on both new and renewal business. Furthermore, FNIC currently intends to make a filing on its homeowners book of business with the Florida OIR, our largest book of business in our largest state, for a rate increase of approximately 5.6% of additional rate to pass through this year’s increased reinsurance expense. The Company also currently intends to make additional rate filings on all lines of business in all states as appropriate to pass along their portion of the shared reinsurance Program and its increased cost. These filings are all subject to normal regulatory review and approval. The Company’s first event limit is essentially unchanged, but approximately $50 million more aggregate limit is being purchased from private market reinsurance protection due to the Company’s decreasing Florida exposure, which results in corresponding less FHCF coverage for the 2020 hurricane season. Overall, the Company has maintained a similar reinsurance purchasing methodology and rigor of protection as previous years’ programs. While FNIC’s Florida exposure has slightly decreased, FNIC’s non-Florida exposure (in Louisiana, Texas, South Carolina, Alabama and Mississippi) has continued to increase in policy count, total insured value and written premium. With the addition of MIC through last year’s acquisition, our Louisiana and Texas exposure has increased further, resulting in a greater spread of risk outside of Florida. This benefits the Company in its overall exposure management and reinsurance purchase.

The private layers of the Program, covering both Florida and non-Florida exposures, becomes effective July 1, 2020 and have prepaid automatic reinstatement protection, which affords the carriers additional coverage for subsequent events. The private reinsurance market continued to harden this year due to a number of factors, including issues unique to the U.S. coastal catastrophe reinsurance marketplace generally and the Florida market specifically. These factors result in more restrictive terms by some of our individual reinsurers. The change in terms from the prior year’s program includes some portion of the program having a single aggregate retention for our carriers taken as a whole, versus each carrier’s own individual retention, plus some portions of the program not “cascading”, which could create less broad coverage on events, if any, beyond two large events. The overall reinsurance Program is with reinsurers that currently have an A.M. Best Company or Standard & Poor’s rating of “A-” or better, or that have fully collateralized their maximum potential obligations in dedicated trusts.

As indicated above, the carriers’ combined 2020-2021 reinsurance Program is estimated to cost $261.6 million. This amount includes approximately $217.3 million for private reinsurance for the carriers’ exposure described above, including prepaid automatic premium reinstatement protection, along with approximately $44.3 million payable to the FHCF. The combination of private and FHCF reinsurance treaties will afford the carriers up to approximately $1.9 billion of aggregate coverage within Florida and $1.3 billion in states outside Florida with a maximum single event coverage totaling up to approximately $1.3 billion within Florida and approximately $650 million outside Florida, exclusive of retentions.

Each carrier will share the combined program cost in proportion to its contribution to the total expected loss in each reinsurance layer. Each carrier’s reinsurance recoveries will be based on that carrier’s contributing share of a given event’s total loss and each carrier will be responsible for its portion of the Program’s $31 million per event retention based on a specific allocation formula. Both FNIC and MNIC increased their FHCF participation to 90% for the 2020 hurricane season, and MIC maintained its FHCF participation at 90%.

The carriers’ cost and amounts of reinsurance are based on current analysis of exposure to catastrophic risk. The data is subjected to exposure level analysis at various dates through December 31, 2020. This analysis of the carriers’ exposure levels in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums in total, and by carrier, as a result of increases or decreases in the carriers’ exposure levels.

FNIC’s 2020-2021 Homeowners Second Event Reinsurance Coverage. Under the Programs, FNIC’s non-Florida excess of loss reinsurance treaties afford us additional protection through an additional $16 million of coverage for a second event, which applies to hurricane losses only. The result is a non-Florida retention of approximately $18 million for FNIC for the first event and approximately $2 million for the second event, although these retentions are reduced to approximately $9 million and approximately $1 million after taking into account the profit-sharing agreement that FNIC has with the non-affiliated managing general underwriter that writes FNIC’s non-Florida property business.

FNIC’s 2020-2021 Homeowners Florida Quota Share Reinsurance Program. FNIC expects to renew its quota-share reinsurance program for 2020-2021 to be effective on July 1, 2020 on an in-force, new and renewal basis at terms generally consistent with the treaty currently in place for 2019-2020. The treaty, if renewed, would continue to provide protection on FNIC’s Florida homeowners book of business, excluding named storms, and would be initially set at 10%, which would be subject to certain limitations including, but not limited to, caps on losses associated with non-named storm catastrophe losses. In addition, this quota-share would allow FNIC the flexibility to prospectively increase or decrease the cession percentage up to three times during the term of the agreement. There can be no assurances, however, that the quota-share program will be renewed or, if renewed, that it will be on the terms described above.

Forward-Looking Statements

This Form 8-K contains statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "forecast," "guidance," "indicate," "intend," "may," "might," "outlook," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," "will," "would," "will be," "will continue" or the negative or other variations thereof, and similar words or phrases or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that any such forward-looking statements are not guarantees of future performance, and readers cannot assume that such statements will be realized or that the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K and in the Company's other reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: June 1, 2020	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)